September 14, 2017

MML Investment Advisers, LLC
100 Bright Meadow Blvd.
Enfield, CT 06082
Attention: Tina Wilson, Vice President


Dear Tina:

This letter is intended to confirm the agreement by and among OFI Global Institutional, Inc. (the "Sub-
Adviser"), MML Investment Advisers, LLC
("MML Advisers") and each of the funds listed on Exhibit A, attached hereto (each, a "Fund" and collectively, the "Funds"), regarding the Sub-
Adviser's provision of foreign exchange execution as described herein and which are further and in addition to those services described in each Fund's
Investment Sub-Advisory Agreement (each, an
"Agreement" and collectively the "Agreements") by and among MML Advisers, a Fund and the Sub-
Advisor for which MML Advisers hired the Sub-
Advisor to provide investment sub-advisory services to such Fund.

This letter serves to confirm the mutual understanding of MML Advisers, the Funds and the Sub-Advisor that with respect to Forex Trading
Services, as those services are defined below:

1.	The Sub-Adviser has been appointed by
MML Advisers and each Fund as investment sub-adviser with the authority to buy, sell or otherwise effect investment transactions for and in the name of each Fund, subject to the direction and control of each Fund's Board of Trustees and MML Advisers. With respect to those securities or other instruments denominated in a foreign currency that the Sub-Adviser has purchased for the Funds, as applicable, MML Advisers and each Fund authorize and direct the Sub-
Adviser to make determinations as to the retention and disposition of foreign currencies when purchasing or selling such securities or instruments and executing transactions related thereto on behalf of MML Advisers and/or each Fund including entering into related agreements and establishing related trading accounts (such services shall be referred to herein as "Forex
Trading Services").

2.	In connection with the Forex Trading
Services, the Sub-Adviser shall utilize an electronic trading platform to facilitate the Forex Trading Services on behalf of MML
Advisers and/or each Fund with such
counterparties from time to time.

3.	Details regarding the Forex Trading
Services shall be included in custodial
reports currently furnished by each Fund's custodian. No additional reporting by the Sub-Adviser shall be required in connection with such Forex Trading Services.

4.	MML Advisers and the Funds will not pay
any additional fees to the Sub-Adviser for the Forex Trading Services.

5.	MML Advisers and each Fund understand
that the Sub-Adviser may change or
discontinue to offer the Forex Trading
Services at any time and the Sub-Adviser will provide 30 days advance notice of any change or discontinuation to the services.

If the foregoing is consistent with your understanding of the subject matter of this letter, please execute two copies of this letter and return one executed copy to the Sub-Adviser.

						OFI
GLOBAL INSTITUTIONAL, INC.


      By:
	/s/
Lamar Kunes

	Signature


	Lamar Kunes, Senior Vice President,

	OppenheimerFunds Distributor, Inc. by

	delegated authority




Acknowledged and agreed to as of the date first written above:

MML INVESTMENT ADVISERS, LLC


By:	/s/ Tina Wilson
	Signature


	Tina Wilson, Vice President


EACH FUND LISTED ON EXHIBIT A
ATTACHED HERETO

By:	/s/ Doug Steele
	Signature


	Doug Steele, Vice President




EXHIBIT A

LIST OF FUNDS

1.	MassMutual Premier Strategic Emerging
Markets Fund
2.	MassMutual Premier International Equity
Fund



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